                                               AMENDED AND RESTATED
                                                RETIREMENT PLAN FOR
                                              NON-INTERESTED TRUSTEES
                                                   OR DIRECTORS
                                          OF THE OPPENHEIMER QUEST FUNDS,
                                          THE OPPENHEIMER ROCHESTER FUNDS
                                          AND THE OPPENHEIMER MIDCAP FUND

     The investment companies referred to on Schedule A, as such schedule may be amended from time to time (the  "Adopting  Funds") have adopted this  Retirement
Plan for  Non-Interested  Trustees and Directors  (the  "Plan"),  as amended and restated  effective  as of  November  1, 2007.  OppenheimerFunds,  Inc.  acts as manager or adviser ("OFI") and OppenheimerFunds  Distributor, Inc. ("OFDI") acts as distributor, for the Adopting Funds.

     The Plan has been  established  for the  benefit of (i) the  Trustees of an
Adopting  Fund if the Adopting  Fund is organized  as a  Massachusetts  business trust,  (ii) the Directors of an Adopting Fund if the Adopting Fund is organized as a corporation,  and (iii) the "directors" (as such term is defined in Section
2(a)(12) of the  Investment  Company Act of 1940,  as amended [the "Act"]) of an
Adopting Fund if the Adopting Fund is any other type of organization, who in any such  case are not  interested  persons  (as such  term is  defined  in  Section
2(a)(19) of the Act) of OFI or OFDI. Such Trustees, Directors or "directors" are referred to as  "Independent  Board Members"  regardless of the form of business organization  of the Adopting  Funds.  "Board"  shall mean,  with respect to any
Adopting Fund, the Board of Directors or Trustees or "directors,"  (as such term is defined in Section 2(a)(12) of the Act), of such Adopting Fund.

     WHEREAS, the Adopting Funds desire to amend the Plan to comply with Section
409A of the Internal Revenue Code of 1986, as amended (the "Code"),  and to make certain other changes;

     WHEREAS,  the Adopting Funds desire to freeze the Plan  effective  December
31,  2007  to  preclude  new  Independent   Board  Members  from  becoming  Plan
participants  and  limit  benefits  to those  provided  for under the Plan as of
December 31, 2007;

     NOW THEREFORE, the Plan is amended and restated, effective November 1, 2007 and as otherwise provided herein, as follows:

1.       ELIGIBILITY

     Each Independent Board Member who serves as a director on August 6, 2001 or thereafter  commences  service as a director and who, at the time of  Retirement
(as defined in paragraph 6(e)), has served as an Independent Board Member during the period  prior to January 1, 2008  ("Eligible  Service")  for at least  seven years  (including  projected  service  through  December  31,  2008)  will be an
"Eligible  Board  Member," and will be eligible to receive a Benefit (as defined in paragraph  6(f)) from each  Adopting  Fund  commencing on the last day of the calendar month in which such Eligible Board Member's  seventieth birthday occurs
(such day is referred to as such Eligible  Board Member's  "Eligible  Retirement
Date").  An Independent  Board Member's period of Eligible Service  commences on the date of election to the board of directors or trustees,  as the case may be, as an  Independent  Board Member (the  "Board") of any  Adopting  Fund or of any
other registered  investment  company as to which OFI acts as manager or adviser and ends on the  earlier of  December  31,  2007 or the date of his  Retirement.
However,  each Independent Board Member who serves as a director on December 31,
2007 shall be credited with an  additional  year of projected  Eligible  Service through December 31, 2008 unless such Independent  Board Member retires prior to
December  31, 2008,  in which case such  additional  year of projected  Eligible
Service will be limited to actual service from January 1, 2008 through such date of retirement.

2.       RETIREMENT DATE; AMOUNT OF BENEFIT

     (a)  Retirement.  Each  Independent  Board Member other than an Independent
Board member who was a Trustee or Director  (whether  Independent or not) on the date (the "Original Adoption Date") of the original adoption of this Plan by the
Board of any Adopting Fund (an "Adopting Board  Member"),  will retire not later than the last day of the calendar  month in which such Eligible  Board  Member's seventy-fifth birthday occurs; provided, however, that the Board of any Adopting
Fund  may,  to  avoid  the  simultaneous  retirement  of  more  than  one of the
Independent  Board  Members  or for any  other  appropriate  reason,  waive  the obligation  of any  Independent  Board  Member  to  retire  on such date and may establish a later date for his or her mandatory retirement. Any establishment of a later retirement date may be further extended by the Board.

     The "Base Retirement Date" for each Eligible Board Member shall be the last day of the calendar month in which such Eligible Board Member retires,  provided that such event  constitutes a "separation  from service"  within the meaning of
Section  409A(a)(2)(A)(i)  of the Code, or the last day of the calendar month in
which  a  separation  from  service  first  occurs   thereafter.   Each  retired
Independent Board Member who has had a separation from service is referred to as a "Retired Board Member." This paragraph shall be interpreted  and  administered in accordance  with Treasury  Regulations  Section  1.409A-1(h)  or  superseding guidance.

     (b) Regular Retirement Benefit. Upon Retirement, each Eligible Board Member will  receive,  commencing  as of the  later  of such  Eligible  Board  Member's
Eligible  Retirement  Date or Base  Retirement  Date,  for the  remainder of the
Eligible Board Member's life, a retirement  benefit (the "Regular Benefit") paid at an annual rate equal to 40% of the average total  compensation,  inclusive of compensation  received for  attendance at meetings  paid to such Eligible  Board
Member  as an  Independent  Board  Member in each of the five  highest  years of compensation for Eligible Service ("Average  Compensation"),  plus an additional
0.4166666666667%  of such Average  Compensation  for each full month of Eligible
Service  in  excess  of seven  years,  up to a  maximum  of 80% of such  Average
Compensation  for fifteen or more years of  Eligible  Service.  For  purposes of determining compensation in all years, compensation shall not be reduced for any contributions made to the Compensation  Deferral Plan.  However,  as of December
31, 2007 an  additional  year of projected  compensation  and  Eligible  Service through  December  31, 2008 shall be credited to each  Independent  Board Member then serving and used for determining Average  Compensation unless such Eligible
Board Member  retires prior to December 31, 2008, in which case such  additional year of projected  compensation  and Eligible  Service will be limited to actual compensation and Eligible Service for the period of service from January 1, 2008 through such date of Retirement.

     For  Independent  Board  Members  who are serving as of January 1, 2008 and whose  Eligible  Service is less than five years as of January 1, 2008,  Average
Compensation  shall be determined  using the total  compensation  for his or her entire period of service  divided by the years of service rounded to the nearest
1/100th of a year.

     An Eligible  Board Member's  Regular  Benefit,  or Alternate  Benefit under
Section  2(c),  shall be increased on January 1st of each year by an  escalation percentage  equal  to the U.S.  Consumer  Price  Index  (CPI) at the time of the adjustment.

     (c) Election of Alternate Payment of Benefit. Each Independent Board Member
shall have the  option,  exercisable  at any time prior to the first  receipt of
Benefits,  to elect to receive,  subject to becoming an Eligible Board Member, a retirement  benefit  (the  "Alternate  Benefit")  based upon the  combined  life expectancy  of such  Eligible  Board Member and his or her spouse on the date of election by such  Eligible  Board Member  (rather than solely upon such Eligible
Board  Member's own life, as shall be the case unless such Eligible Board Member shall otherwise elect as provided in this Section 2(c)), commencing on the later of such Eligible  Board  Member's Base  Retirement  Date or such Eligible  Board
Member's Eligible Retirement Date and payable through the remainder of the later of the lives of such  Eligible  Board  Member and spouse.  Each  Eligible  Board
Member  shall have the  option,  exercisable  within  ninety  days  before  such
Eligible  Board  Member's Base  Retirement  Date, to change such Eligible  Board
Member's  previous  election,  and to choose  either the Regular  Benefit or the
Alternate Benefit. In the event of the death of an Eligible Board Member who has chosen the Alternate  Benefit prior to such Eligible Board Member's  Retirement, his or her spouse shall be entitled to a  retirement  benefit,  commencing  upon such death,  which shall be the Actuarial  Equivalent of the benefit such spouse would have received had such  Eligible  Board Member died on his or her Eligible
Retirement Date. The Alternate Benefit shall be the actuarial  equivalent of the
Regular Benefit provided under paragraph 2(b).  Actuarial  equivalence for these purposes  shall be computed by the Board with the advice of an enrolled  actuary
(as defined in the Employee  Retirement  Income Security Act of 1974, as amended
["ERISA"])  applying the RP-2000 Mortality Table assuming an average of the male and female factors at each age (unisex  mortality) and an interest rate equal to the  average  yield  of the 30 year  U.S.  Treasury  Bond  for  December  of the preceding calendar year or such other reasonable actuarial assumptions as may be approved by the Board pursuant to Section 6(b) of the Plan. This paragraph shall be interpreted and administered in accordance with Treasury  Regulations Section
1.409A-2(b)(2)(ii) or superseding guidance under Section 409A(a)(4)(C) the Code.

3.       TIME OF PAYMENT

     The Benefit to each  Eligible  Board  Member will  commence on the later of such Eligible Board Member's Base  Retirement  Date or Eligible  Retirement Date
and will be paid  annually  each year on January 1st (or as soon  thereafter  as practicable)  in advance for that year,  except that the first annual payment to an Eligible  Board Member upon  Retirement  will be made as soon as  practicable immediately  following  the Eligible  Board  Member's  Base  Retirement  Date or
Eligible  Retirement  Date,  as the case may be, and shall be pro-rated for that year to exclude the period of that year prior to such date.

4.       PAYMENT OF BENEFIT; ALLOCATION OF COSTS

     The Adopting Funds are responsible for the payment of the Benefits, as well as all expenses of administration of the Plan,  including without limitation all accounting  and legal fees and  expenses  and fees and  expenses of any Enrolled
Actuary. The obligations of the Adopting Funds to pay such benefits and expenses will not be secured or funded in any manner,  and such obligations will not have any  preference  over the lawful  claims of the Adopting  Funds'  creditors  and stockholders,  shareholders,  beneficiaries or limited partners, as the case may
be. To the  extent  that the  Adopting  Funds  consist  of one or more  separate portfolios,  such costs and expenses will be allocated  among such portfolios in the proportion that compensation of Independent Board Members is allocated among such portfolios.

5.       ADMINISTRATION

     (a) Administration. Any question involving entitlement to payments under or the administration of the Plan will be referred to the Independent Board Members
of  each  of  the  Adopting  Funds,  who  will  make  all   interpretations  and
determinations  necessary  or  desirable  for the  Plan's  administration  (such interpretations and determinations  will be final and conclusive),  adopt, amend or repeal by-laws or other  regulations,  relating to the  administration of the
Plan  and  cause  such  records  to  be  kept  as  may  be  necessary   for  the
administration of the Plan.

6.       MISCELLANEOUS AND TRANSITION PROVISIONS

     (a) Rights Not Assignable.  The right to receive any payment under the Plan is not  transferable  or assignable.  Except as otherwise  provided  herein with respect to the  Alternate  Benefit  or  benefits  payable  after the death of an
Independent  Board Member under Section 6(j) or 7, the Plan shall not create any
benefit,  cause  of  action,  right  of  sale,  transfer,   assignment,  pledge,
encumbrance,  or other  such  right in any  spouse or heirs or the estate of any
Eligible Board Member or Retired Board Member.

     (b)  Amendment,  etc.  The Board of each of the  Adopting  Funds,  with the concurrence of the Independent Board Members of such Fund, may at any time amend or terminate the Plan, or waive any provision of the Plan,  with respect to that
Fund;   provided  that  except  as  otherwise  provided  herein,  no  amendment, termination  or waiver  will impair the rights of an  Eligible  Board  Member to receive upon  Retirement  the payments  which would have been made to such Board
Member had there been no such amendment,  termination or waiver (based upon such
Board Member's  Eligible  Service to the date of such amendment,  termination or waiver) or the rights of a Retired Board Member to receive any Benefit due under the Plan,  without the consent of such  Eligible  Board Member or Retired  Board
Member, as the case may be.  Notwithstanding any provision to the contrary,  the
Board of an Adopting Fund, with the concurrence of the Independent Board Members of such Fund,  may at any time:  (i) amend or terminate the Plan with respect to that  Fund  to  comply  with  any  applicable  provision  of law or any  rule or regulation adopted, or proposed to be adopted, by any governmental agency or any decision of any court or administrative agency; (ii) change any assumptions used to  determine  what  benefit may be an  Actuarial  Equivalent,  consistent  with
Treasury Regulations Section 1.409A-2(b)(2)(ii);  or (iii) terminate the Plan of an  Adopting  Fund  (a  "Liquidated  Adopting  Fund")  which  adopts  a plan  of liquidation (the "Liquidation  Plan") or an Adopting Fund (an "Acquired Adopting
Fund")  substantially all the assets of which are acquired by an entity which is itself an Adopting Fund (the  "Acquiring  Adopting  Fund") pursuant to a plan of reorganization  between the Acquired  Adopting Fund and the  Acquiring  Adopting
Fund (the  "Reorganization  Plan"),  such termination to be deemed approved upon adoption of the Liquidation Plan or Reorganization Plan, as the case may be, and to be effective upon the  effectiveness  of the  liquidation  or  reorganization contemplated  thereby without  liability or further  obligation for any Benefits accrued or otherwise  payable to an  Independent  Board Member by the Liquidated
Adopting Fund or Acquired  Adopting Fund, as the case may be, provided that such termination  does not cause any amount to be included in the gross income of any
Independent Board Member, Retired Board Member,  Beneficiary or surviving spouse under Section 409A(a)(1)(A) of the Code. In addition,  the Board of the Adopting
Funds  expressly  reserves  discretion to terminate the Plan and  distribute the actuarial  equivalent of the unpaid  portion of any Eligible  Board  Member's or
Retired Board Member's Benefit or his or her remaining  account balance,  as the case may be, with the concurrence of the Independent Board Members of such Fund, either:  (i) in the event of a "change in control  event"  within the meaning of
Treasury Regulations Section 1.409A-3(i)(5) or similar event as determined under superseding  guidance  promulgated  by the  Treasury  Department  under  Section
409A(a)(2)(A)(5)  of the Code; or (ii) as otherwise permitted under Section 409A of the Code.

     (c) Waiver.  An Eligible  Board Member or Retired Board Member may elect to waive receipt of his or her Benefit by so advising the Board.

     (d) No Right to Re-election. Nothing in the Plan will create any obligation on  the  part  of the  Board  to  nominate  any  Independent  Board  Member  for re-election.

     (e) "Retirement" Defined. The term "Retirement" includes any termination of service of an Eligible Board Member except any  termination  which the Committee
determines  to  have  resulted  from  the  Eligible   Board   Member's   willful
misfeasance,  bad faith,  gross  negligence or reckless  disregard of the duties involved in the conduct of the office of Independent Board Members.

     (f) "Benefit"  Defined.  The term "Benefit"  shall mean, with respect to an
Eligible Board Member the Regular Benefit, unless the Alternate Benefit has been elected,  the Alternate Benefit, if elected by such Eligible Board Member within the period  set forth in  Section  2(c) and,  effective  January  1,  2008,  for purposes of Sections 4, 6(b) and 6(j) shall also include  benefits payable under
Section 6(j) or 7.

     (g)  Vacancies.  Although  the Board will  retain the right to  increase or decrease its size,  it shall be the general  policy of the Board to replace each
Retired Board Member by selecting a new Independent Board Member from candidates recommended by the remaining Independent Board Members.

     (h) Consulting.  Each Retired Board Member may render such services for the
Adopting Funds, for such  compensation,  as may be agreed upon from time to time by such Retired Board Member and the Board of the Adopting Funds.

     (i)  Transition  Provisions.  The Plan will be  effective  for all Eligible
Board  Members who have dates of  Retirement  occurring on or after the Adoption
Date. Periods of Eligible Service shall include periods commencing prior to such date.

     (j) Delayed  Benefits for Specified  Employees.  Notwithstanding  any other provision of the Plan to the contrary,  in the case of any Eligible Board Member who is a "specified employee" within the meaning of Section  409A(a)(2)(B)(i) of the Code on the  date of his or her  separation  from  service,  payment  of the
Eligible Board Member's Benefit shall be suspended until the earlier of the date that is six  months  after  such  separation  from  service  or the  date of the
Eligible Board Member's  death.  Any amounts that would have been payable in the absence of this provision shall be paid to the Eligible Board Member (or, in the case of death, to his or her Beneficiary or surviving spouse, if any, or estate)
on, or as soon as administratively  practicable after, the earliest payment date
permitted  by  this   provision.   This  provision   shall  be  interpreted  and
administered in accordance  with Treasury  Regulations  Section  1.409A-3(d) and
(i)(2) or superseding guidance.

7.       CONVERSION TO ACCOUNT BALANCE; NEW PAYMENT ELECTIONS

     (a)  Applicability  of Section.  This Section 7 shall apply to  Independent
Board Members who retire after  December 31, 2007 and is intended to provide for new payment  elections in accordance  with the  transition  relief  described in
Section XI.C of the Preamble to the Proposed Treasury  Regulations under Section
409A of the Code issued on October 4, 2005,  as clarified by Section  3.01(B)(1)
of Notice 2007-86 (Oct. 23, 2007).

     (b) New Payment  Election.  Any Independent Board Member may make a written election,  on or before December 31, 2007, to have his or her benefits under the
Plan determined under Section 7(c) or (d). Such election shall be made on a form provided by the Board of the Adopting Funds under procedures  established by the
Board. An Independent  Board Member's election under this paragraph shall not be effective if the  Independent  Board Member's Base Retirement Date occurs before
January 1, 2008 and otherwise shall become  irrevocable on December 31, 2007. By making an effective  election under this  paragraph (a "New Payment  Election"), the  Independent  Board Member  waives any right to a Benefit  determined  under
Sections 1 through 3, but shall receive the benefit described in Section 7(c) or
(d) in lieu thereof.  Any Independent Board Member who is credited with at least seven years of Eligible  Service  under the Plan and does not make a New Payment
Election shall be entitled to a Benefit  determined  under Sections 1 through 3, subject to the other  terms and  conditions  of the Plan.  Effective  January 1,
2008,  the term  "Eligible  Board Member" shall  include any  Independent  Board
Member who is credited with less than seven years of Eligible  Service under the
Plan and makes a New  Payment  Election.  Any  Independent  Board  Member who is
credited with less than seven years of Eligible  Service under the Plan and does not make a New Payment Election shall receive no benefits under the Plan.

     (c) Conversion to Account Balance;  New Form of Payment. In the case of any
Independent  Board Member who elects to have this paragraph apply, a bookkeeping account ("Account") shall be established as of December 31, 2007, to which shall be credited  the  actuarial  present  value of the  Independent  Board  Member's accrued  benefit  under the Plan as of December  31,  2007.  In the case of each
Independent  Board Member who is credited  with at least seven years of Eligible
Service before January 1, 2008, such actuarial present value shall be determined as follows:  (i) by  calculating  the  present  value of the  Independent  Board
Member's Regular Benefit as of the later of the Independent  Board Member's 75th birthday or December 31, 2007,  using the "applicable  mortality  table" and the
"applicable  interest rate" prescribed  under Section  417(e)(3) of the Code for lump sum distributions under qualified plans made on December 31, 2007, assuming continued  service through age 75 and disregarding  future  adjustments based on the CPI; and (ii) by discounting the lump sum value  determined under clause (i)
to December 31, 2007, using a fixed interest rate equal to Moody's Aa bond yield as of the last  business  day of 2007 (the  "Guaranteed  Interest  Rate") and no
mortality assumption.

     In the case of each Independent Board Member who is credited with less than seven years of Eligible  Service before January 1, 2008, such actuarial  present value shall be determined as follows:  (i) by treating  each  Independent  Board
Member as having accrued a right to receive fixed annual payments, commencing on the last day of the month in which he or she attains age 75 and  continuing  for life,  equal to (A) the  fraction  obtained by dividing  the  Independent  Board
Member's  Eligible  Service  credited  through December 31, 2007 by seven years, multiplied by (B) 40% of the Independent Board Member's Average  Compensation as
of December  31,  2007;  (ii) by  calculating  the present  value of the accrued benefit  determined  under clause (i) as of the Independent  Board Member's 75th birthday,  using the "applicable  mortality table" and the "applicable  interest rate" prescribed under Section  417(e)(3) of the Code for lump sum distributions under  qualified  plans made on December 31, 2007; and (iii) by discounting  the lump sum value  determined  under clause (ii) to December  31,  2007,  using the
Guaranteed Interest Rate and no mortality assumption.

     Each Independent  Board Member's Account shall be credited with interest at the  Guaranteed  Interest  Rate from  December 31, 2007 until his or her Account balance has been fully distributed in accordance with this paragraph.

     Each Independent Board Member shall receive a Benefit,  based on his or her
Account  balance,  in one of the following forms, as specified in his or her New
Payment Election:

     (1) a single  lump sum  payable  on the  earlier  of January 1, 2009 or the first day of the calendar month  following the  Independent  Board Member's Base
Retirement Date; or

     (2) a series of  substantially  equal annual  installments,  payable over a period of two to ten years,  commencing on the earlier of January 1, 2009 or the first day of the calendar quarter next following the Independent  Board Member's
Base  Retirement  Date.  The amount of each  installment  shall be determined by dividing the Independent Board Member's Account balance  immediately  before the distribution by the number of  installments  remaining to be paid (including the installment  for  which  the  amount is being  determined).  Payments  for years subsequent to the first payment year shall be paid on January 1st of each year.

     All  payments  shall  be made on the  specified  date or  dates  or as soon thereafter as practicable.

     If an  Independent  Board  Member  dies  before his or her Account has been fully distributed, the balance of the Account shall be distributed to the person or persons so designated by the Independent Board Member in a written instrument submitted to the Board of the Adopting Funds ("Beneficiary").  If for any reason a portion of the Account is not payable to any  designated  Beneficiary,  or the
Independent  Board Member's  surviving  spouse,  if any, the  Independent  Board
Member's estate shall be the Beneficiary with respect to such portion.  Payments shall be made to a  Beneficiary  at the same  time  and in the  same  manner  as payments  would  have been made to the  Independent  Board  Member had he or she survived,  unless the Independent Board Member elected in his or her New Payment
Election  to  have  death  benefits  paid  as a lump  sum,  in  which  case  the
Independent Board Member's remaining Account balance shall be paid to his or her
Beneficiary in a lump sum as soon as  practicable  after the  Independent  Board
Member's death.

     (d) Transfer to Compensation  Deferral Plan. In the case of any Independent
Board  Member who elects to have this  paragraph  apply,  an amount equal to the actuarial  present value of the Independent Board Member's accrued benefit under the Plan as of December 31, 2007,  determined in the manner specified by Section
7(c),  shall  be  credited  to  a  bookkeeping   account  ("Transfer   Account")
established under the Plan as of December 31, 2007 and credited with interest at the Guaranteed Interest Rate until transferred to the Compensation Deferral Plan or the Transfer Account is otherwise distributed. Such Transfer Account shall be transferred to the Compensation Deferral Plan on, or as soon as administratively practicable  after,  January 1, 2009. If an Independent  Board Member's Eligible
Retirement  Date or Base  Retirement  Date (or death,  if earlier)  occurs after
January 1, 2009, the time and manner of distribution  of the  Independent  Board
Member's Transfer Account shall be governed exclusively by the provisions of the
Compensation  Deferral Plan  (including  any  distribution  election made by the
Independent  Board  Member on or before  December  31, 2007 with  respect to the
Transfer  Account).  In the event an Independent  Board Member dies on or before
January 1, 2009, the Transfer  Account shall be paid from the Plan to his or her
Beneficiary in a lump sum as soon as  practicable  after the  Independent  Board
Member's death.  Beginning on the date of transfer to the Compensation  Deferral
Plan,  all of the  Independent  Board  Member  rights  with  respect to benefits represented by the Transfer  Account,  including the right to select  investment media in which such Transfer  Account  shall be deemed to be invested,  shall be governed exclusively by the provisions of the Compensation Deferral Plan.

     (e) Unforeseeable  Emergency.  An Independent Board Member or Retired Board
Member who elected to have his or her benefits determined under Section 7(c) may request at any time a withdrawal  of part or all of the amount then  credited to his or her Account on account of an "unforeseeable emergency" within the meaning of Section  409A(a)(2)(B)(ii)(I)  of the Code by submitting a written request to the Board accompanied by evidence of the unforeseeable emergency. The Board will review the request and determine the extent to which it is justified. The amount
of  any  such   withdrawal   shall  be  limited  in   accordance   with  Section
409A(a)(2)(B)(ii)(II)  of the Code.  This  provision  shall be  interpreted  and administered in accordance with Treasury  Regulations Section  1.409A-3(i)(3) or superseding guidance.

                                                     Adopted by the Boards of the Oppenheimer
                                                     Quest  Funds,   the   Oppenheimer   Rochester  Funds  and  the
                                                     Oppenheimer MidCap Fund,
                                                     November 19, 2007

                                                     /s/ Robert G. Zack
                                                     -------------------------------------
                                                     Robert G. Zack, Secretary

                                                    SCHEDULE A

                  Oppenheimer Equity Income Fund, Inc.
                  Oppenheimer Quest International Value Fund, Inc.
                  Oppenheimer Quest For Value Funds:
                           Oppenheimer Quest Balanced Value Fund
                           Oppenheimer Quest Opportunity Value Fund
                           Oppenheimer Small Cap Value Fund
                  Oppenheimer Rising Dividends Fund, Inc.
                  Bond Fund Series:
                           Oppenheimer Convertible Securities Fund
                  Rochester Fund Municipals
                  Rochester Portfolio Series:
                           Limited Term New York Municipal Fund
                  Oppenheimer MidCap Fund